

Bridget Riley (b. 1931)



Bridget Riley is a leading figure of the Op art movement, known for her use of line, formal color arrangements and geometric precision to create optical visual effects.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Riley) *

13.5%



$3.0m
$2.0m
$1.0m
04
07
10
13
16
19
22

Initial Offering

$3,164,000

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 35 years
2020 Auction Sales	moderate $14,019,869
Repeat Sales	view

44% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- One of the most significant British artists working today, Bridget Riley helped pioneer the Op art movement of the 1960s with her innovative geometric abstractions.
- The Painting is from Riley's "Egyptian Palette" series, featuring vertical bands of a specific color scheme inspired by a trip to Cairo. Only five paintings from the "Egyptian Palette" series painted between 1980 and 1985 have come to auction over the past five years, including most recently *Cupids Quiver* (1985), which sold for $3,109,723 in March 2021.
- In 1968, Riley was selected to represent Great Britain in the 34th Venice Biennale, where she became the first living British artist, and the first woman, to win the prestigious International Prize for Painting.
- A solo show of the artist's work is set to open in March 2022 at the Yale Center for British Art in New Haven, CT.
- The artist's record price at auction is held by *Untitled (Diagonal Curve)* (1966), which sold for $5,813,156 in June 2016.
- Bridget Riley has been represented by global mega-gallery David Zwirner since 2014.
- Although there are no guarantees, similar works have appreciated at 13.5% annualized historically from 2014 to 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$14,019,869

2020 Number of Lots Sold
100

BRIDGET RILEY

b. 1931, UNITED KINGDOM



$3,164,000

INITIAL OFFERING

13.5%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

Oil on linen | 47 × 39 in. (119 × 100 cm.)

Bridget Riley is a leading figure of the Op art movement, known for her use of line, formal color arrangements and geometric precision to create optical visual effects.

The Painting is an excellent example of Bridget Riley's ongoing use of line and color to explore optical sensations of vibration and movement, achieved through various changes in the color, size and composition of the repetitive stripes. Executed in 1985, The Painting belongs to a series of works marked by their vertical stripes and vibrant colors, which Riley called her "Egyptian Palette," inspired by a trip to Cairo in the winter of 1979 to 1980. The palette remained prevalent in Riley's artistic output from 1980 to 1985 and was reintroduced into her work around 2009. Executed in evenly placed, vertical bands consisting of several colors including red, blue, yellow turquoise and green, the Painting belongs to the last of four stages of Riley's exploration of the "Egyptian Palette." In the first phase, Riley employed four to five colors with intervals of black and white; the second phase removed the black; the third phase partially replaced the white stripes with a light lilac hue, and the fourth and final phase saw white completely removed and additional colors introduced. The Painting is a mid-scale work from the series, with examples ranging in size from approximately 26 inches by 22 inches (in height and width) to roughly 92 inches by 77 inches. Only five paintings from the "Egyptian Palette" series, executed in various sizes between 1980 and 1985, have sold at auction in the last five years. Most recently, "Cupid's Quiver" (1985) sold for £2,242,500 ($3,109,723) on March 23, 2021, at Christie's in London. Early vertical line paintings created between 1967 and 1980, which precede the series and are of a similar size to the Painting, have achieved prices in excess of $3.5 million and as of February 4, 2022, account for five of the artist's top ten auction records; "Zing 2" (1971), which features an early variation of the vertical stripe motif, sold for £3,262,500 ($4,503,417) on June 30, 2021, at Christie's, London, and "Halcyon 2" (1972), which uses vertical stripes to create a subtle optical effect, sold for £2,602,500 ($3,580,515) on October 15, 2021, at Christie's, London. The Painting's year, size, composition and palette make it a commercial and desirable work by Bridget Riley.

AS OF FEBRUARY 4, 2022, THE ARTIST'S TOP PRICES ACHIEVED AT AUCTION ARE LED BY *UNTITLED (DIAGONAL CURVE)* (1966), WHICH SOLD FOR $5,813,156 ON JUNE 30, 2016, AT CHRISTIE'S, LONDON, *CHANT 2* (1967), WHICH SOLD FOR $5,105,851 ON JULY 1, 2008, AT SOTHEBY'S, LONDON, AND AGAIN ON FEBRUARY 13, 2014 FOR $4,756,412 AT CHRISTIE'S, LONDON, AND *ZING 2* (1971), WHICH SOLD FOR $4,503,417 ON JUNE 30, 2021, AT CHRISTIE'S, LONDON.

Riley's first mid-career retrospective was held at the Kunstverein Hannover in 1971, and later traveled to the Kunsthallen in Bern and Düsseldorf, the Galleria Civica d'Arte Moderna in Turin and the Hayward Gallery in London. In 2019, a survey of her work opened at the Scottish National Gallery, which then traveled to the Hayward Gallery in 2020. As of February 4, 2022, a solo show of the artist's work is set to open in March 2022 at the Yale Center for British Art in New Haven, CT. Works by Bridget Riley are held in the permanent collections of some of the world's most important institutions, including the Museum of Modern Art in New York, the National Gallery of Art in Washington, D.C., and the Tate Gallery in London among others. As of February 4, 2022, the artist's top prices achieved at auction are led by *Untitled (Diagonal Curve)* (1966), which sold for $5,813,156 on June 30, 2016, at Christie's, London, *Chant 2* (1967), which sold for $5,105,851 on July 1, 2008 at Sotheby's, London, and again on February 13, 2014, for $4,756,412 at Christie's, London, and *Zing 2* (1971), which sold for $4,503,417 on June 30, 2021, at Christie's, London. As of February 4, 2022, the artist splits her time between London, Cornwall, and France, and is represented by David Zwirner and Max Hetzler Gallery.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$4M
$3M
$2M
$1M
2003
2004
2006
2007
2009
2010
2011
2013
2014
2015
2017
2018
2019
2021

Bridget Riley was born in Norwood, a suburb of London, and spent her childhood in Cornwall and Lincolnshire. Riley formally studied art at Goldsmiths' College in London from 1949 to 1952 and the Royal College of Art from 1952 to 1955. However, it was not long until she found herself lost in the London art scene and eventually left her studies to care for her father who had been injured in a car accident. After recovering from the mental and physical effects of this turbulent moment, Riley found her footing in teaching art at an all girls school and working as a commercial illustrator. In the early 1960s, Riley created her first "Op art" paintings in black and white, which are named for the disorienting optical effects they produce. Later, Riley introduced colorful, clean lines into her oeuvre, while continuing to focus on geometric abstractions. In 1965, Riley's work was included in "The Responsive Eye," a seminal group exhibition organized by curator William Seitz at the Museum of Modern Art in New York, which formalized Op art as a major artistic movement and cemented the artist's status as a leading figure of the movement. In 1968, Bridget Riley was selected to represent Great Britain at the 34th Venice Biennale, where she became the first living British artist - and the first woman - to win the prestigious International Prize for Painting.



BRIDGET RILEY,



BRIDGET RILEY,



BRIDGET RILEY,

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Bridget Riley with the following criteria: vertical stripe paintings executed between 1980 and 1985 that measure between 40 inches by 35 inches and 65 inches by 60 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 13.5% CAGR implied from selected sales occurring from February 6, 2014 to March 23, 2021.

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